Exhibit 99.3
Symetra Financial Corporation
3Q 2010 Financial Supplement
Group Segment
(In millions)

		For the Three Months Ended				For the Nine Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
	2010	2010	2010	2009	2009	2010	2009
Operating revenues:
Premiums	$109.9	$105.8	$108.8	$108.1	$106.5	$324.5	$324.1
Net investment income	4.7	4.8	4.6	4.5	4.5	14.1	13.3
Policy fees, contract charges and other	2.7	3.0	2.9	2.2	4.2	8.6	12.7

Total operating revenues	117.3	113.6	116.3	114.8	115.2	347.2	350.1

Benefits and expenses:
Policyholder benefits and claims	73.1	67.4	75.0	75.5	71.7	215.5	219.9
Other underwriting and operating expenses	25.4	26.0	23.7	26.5	25.6	75.1	79.7
Amortization of deferred policy acquisition costs	2.1	2.0	1.9	2.1	1.9	6.0	5.8

Total benefits and expenses	100.6	95.4	100.6	104.1	99.2	296.6	305.4

Segment pre-tax adjusted operating income	$16.7	$18.2	$15.7	$10.7	$16.0	$50.6	$44.7

Operating Metrics:
Group loss ratio [1,6]	66.5%	63.8%	68.9%	69.9%	67.3%	66.4%	67.8%
Expense ratio [2]	24.0%	25.4%	23.1%	25.6%	23.9%	24.2%	24.2%

Combined ratio [3]	90.5%	89.2%	92.0%	95.5%	91.2%	90.6%	92.0%

Medical stop-loss — loss ratio [4,6]	68.7%	65.4%	70.1%	71.3%	68.7%	68.1%	69.4%
Total sales [5]	$18.4	$20.6	$41.4	$13.4	$27.1	$80.4	$77.9

Premiums:
Medical stop-loss	$98.1	$94.6	$97.6	$97.9	$96.3	$290.3	$293.5
Limited benefit medical	9.1	8.5	8.0	7.7	7.7	25.6	22.8
Other	2.7	2.7	3.2	2.5	2.5	8.6	7.8

Total premiums earned	$109.9	$105.8	$108.8	$108.1	$106.5	$324.5	$324.1

5 Year Historical Group Loss Ratio [1]:					For the Year
	For the Three Months Ended				Ended
	1Q	2Q	3Q	4Q
2009	70.1%	66.1%	67.3%	69.9%	68.3%
2008	71.0%	66.3%	59.4%	66.6%	65.8%
2007	55.7%	54.8%	51.0%	55.9%	54.3%
2006	71.3%	61.1%	57.8%	47.1%	59.6%
2005	71.1%	70.5%	66.7%	61.3%	67.5%
1 Group loss ratio represents policyholder benefits and claims incurred divided by premiums earned.
2 Expense ratio is equal to other underwriting and operating expenses of our insurance operations and amortization of DAC divided by premiums earned.
3 Combined ratio is equal to the sum of the loss ratio and the expense ratio.
4 Medical stop-loss loss ratio represents medical stop-loss policyholder benefits and claims incured divided by medical stop-loss premiums earned.
5 Total sales represents annualized first-year premiums.
6 The third quarter 2010 results included one large case with a loss ratio in excess of 95%. This case is scheduled to terminate in fourth quarter 2010. Without this case, the third quarter 2010 group loss ratio would have been 65.3% and the medical stop-loss — loss ratio would have been 67.5%.